EXHIBIT 99.1

Akorn Announces Nasdaq's Acceptance of Its Plan to Regain Compliance

LAKE FOREST, Ill., July 15, 2015 (GLOBE NEWSWIRE) -- Akorn, Inc. (Nasdaq:AKRX), today announced that the Nasdaq Stock Market has accepted the company's plan to regain compliance with Nasdaq Listing Rule 5250(c)(1) which will permit the continued listing of Akorn's stock on the Nasdaq Global Select Market.

As previously reported on May 18, 2015, Akorn received a letter from Nasdaq stating that the company was not in compliance with Nasdaq listing rules because the company had not filed its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 with the Securities and Exchange Commission. In the letter, Nasdaq requested that Akorn submit a plan to regain compliance with Nasdaq listing rules within 60 days.

On July 10, 2015, Akorn submitted to Nasdaq a plan to regain compliance with Nasdaq listing rules. After reviewing Akorn's plan to regain compliance, Nasdaq granted an exception to enable the company to regain compliance with the listing rules. Under the terms of the exception, Akorn must file its Form 10-Q for the quarterly period ended March 31, 2015 and all other periodic reports required by listing rules on or before November 9, 2015. In the event that Akorn does not satisfy the terms set forth in the extension, Nasdaq will provide written notification that Akorn's securities will be subject to delisting proceedings. At that time, Akorn may appeal Nasdaq's determination for a panel review.

About Akorn

Akorn, Inc. is a specialty pharmaceutical company engaged in the development, manufacture and marketing of multisource and branded pharmaceuticals. Akorn has manufacturing facilities located in Decatur, Illinois; Somerset, New Jersey; Amityville, New York; Hettlingen, Switzerland and Paonta Sahib, India where the Company manufactures ophthalmic, injectable and specialty non-sterile pharmaceuticals. Additional information is available on the Company's website at www.akorn.com.

Forward Looking Statements

This press release includes statements that may constitute "forward looking statements", including the timing of filings of restated financials and periodic SEC filings. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Factors that could cause or contribute to such differences include, but are not limited to: the difficulty of predicting the timing or outcome of product development efforts, including FDA and other regulatory agency approvals and actions, if any; the impact of competitive products and pricing; the timing and success of product launches; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations; changes in the laws and regulations and such other risks and uncertainties outlined in Akorn's periodic public filings with the Securities and Exchange Commission and in other written or oral investor communications. Other factors besides those listed there could also adversely affect our results. Except as expressly required by law, Akorn disclaims any intent or obligation to update these forward-looking statements.

CONTACT: Investors/Media:
         Dewey Steadman
         Executive Director, Investor Relations
         (847) 582-6923
         investor.relations@akorn.com